Exhibit 99.1

           LNB Bancorp, Inc. Reports First Quarter Results

    --  Net Income 24-cents per diluted share for 1st quarter 2007

    --  Results impacted by margin pressures and asset quality

    --  Completion of Morgan Bancorp, Inc. acquisition anticipated in
        May 2007

    LORAIN, Ohio--(BUSINESS WIRE)--April 26, 2007--LNB Bancorp, Inc. (NASDAQ:LNBB) today reported net income for the three months ended March 31, 2007 of $1,535,000, or $.24 per diluted share, up 9 percent from the $1,448,000, or $.22 per diluted share, reported for the same period a year ago.

    "We are pleased to see a gain in our earnings on a year-to-year basis," said Daniel E. Klimas, president and chief executive officer of LNB Bancorp, Inc., "Our results, however, continue to reflect the margin pressures we have experienced since mid-year 2006. This compression has been primarily caused by the flat yield curve, and slower than expected loan growth. Our margin was also impacted by the current level of nonperforming loans.

    "Moving into the second quarter, our loan pipeline is increasing and we have begun to experience some success in working through a few of our current problem loans," said Klimas.

    On January 16, 2007, LNB Bancorp, Inc. and Morgan Bancorp, Inc., of Hudson, Ohio announced the signing of a definitive agreement for LNB to acquire Morgan and its wholly-owned subsidiary, Morgan Bank, N.A., in a stock and cash merger transaction valued at approximately $26.5 million. It is anticipated that this acquisition will be completed in May of this year.

    "We have made some significant investments over the past 18 months in terms of locations and personnel as we create a community bank of scale," said Klimas. "While those investments, including the Morgan acquisition, certainly carry a short-term cost, we are confident that these strategic moves will have a positive long-term impact on our company."

    Key Performance Measures

    Net interest income for the first quarter of 2007 was $6,829,000, compared to $7,203,000 for the first quarter a year ago and $6,888,000 for the fourth quarter of 2006. During the fourth quarter of 2006 and into the first quarter of 2007, asset quality issues negatively impacted the company's overall performance, having the effect of decreasing net interest margin by 8 basis points. The remaining decline in net interest margin can be attributed to the flat yield curve and the competitive local environment for loans and deposits. The margin compression has stabilized at 3.50 percent in both the fourth quarter of 2006 and the first quarter of 2007.

    Noninterest income was $2,989,000 for the first quarter of 2007, an increase of $868,000, or 40.9 percent compared to $2,121,000 for the same period in 2006, and an increase of $189,000, or 6.75 percent over the fourth quarter of 2006. The two biggest components of noninterest income are deposit service charges and trust and investment management services. Deposit service charges during the first quarter of 2007 totaled $1,082,000, an 11.8 percent increase over the same period last year, and a decrease of 9.8 percent from the fourth quarter of 2006. Trust and investment management services were $522,000 for the first quarter of 2007, compared to $509,000 for the same period in 2006.

    During the first quarter of 2007, the Company established a secondary market mortgage sales program through which the Company sold $13,155,000 in mortgage loans to Freddie Mac. These were primarily 15-year and 30-year fixed rate mortgages. The Company recognized gains of $189,000 on these sales.

    In February 2007, the Financial Accounting Standards Board
(FASB) issued SFAS No. 159, which permits the measurement of selected eligible financial instruments at fair value at specified election dates. Preliminary analysis of the merger with Morgan Bancorp suggests that the combination will not improve the Company's existing net interest margin exposure to falling rates. A major component of Morgan's balance sheet is indirect automobile loans, and depending on the prepayment behavior of this portfolio, the combined exposure to falling rates could increase. Therefore in connection with the anticipated acquisition, the Company has elected early adoption of SFAS No. 159 to add an additional tool that might be used to improve the asset-liability structure of the combined balance sheet. The goal is to make the net interest margin more stable over a wider range of rate environments. As part of this early adoption the Company selected the fair value measurement option for approximately $51 million of its aggregate $156 million available-for-sale investment securities as of January 1, 2007. The securities chosen for the fair value measurement option were substantially all of the Company's entire well-seasoned seven-year balloon and 15-year mortgage-backed securities. These securities represent approximately the same balances and approximately the same duration characteristics as Morgan's indirect portfolio. As of January 1, 2007, the date of the initial fair value measurement of these securities as required under SFAS No. 159, the carrying value of these securities exceeded their fair value by approximately $1,192,000 net of tax. This cumulative-effect adjustment was recorded as a charge to beginning retained earnings at January 1, 2007. Under SFAS 159, this one-time charge will not be recognized in current earnings. While the adjustment to retained earnings is a permanent adjustment, there is no material impact to shareholders' equity because the Company had already recorded the market value adjustment in "accumulated other comprehensive loss" at December 31, 2006. These securities were reclassified as trading securities as of January 1, 2007. Securities that are held for the sole purpose of being sold in the near term are deemed trading securities with any related unrealized gains and losses reported in earnings. As such, a gain of $473,000 was recorded during the first quarter of 2007 on these securities.

    Subsequent to the end of the second quarter of 2007 and in connection with the anticipated completion of the Morgan transaction, the Company intends to complete a repositioning of its balance sheet. The Company expects that this repositioning will include the sale of investment securities and the purchase of a mixture of well-structured Collateralized Mortgage Obligations (CMO) and Mortgage Backed Securities (MBS's) and municipal bonds, as well as agency securities. The Company is evaluating the investment securities that may be purchased and other financial assets and liabilities to determine the specific instruments that may be carried at fair value in accordance with the asset-liability management activities. The Company believes that this repositioning, together with other possible restructuring of the combined Company's assets and liabilities will enable the Company to more effectively manage the combined Company's net interest margin. In addition to this realignment of the asset-liability position of the Company, we believe that the securities that we expect to purchase will materially improve the yield of the Company's portfolio.

    Noninterest expense was $7,358,000 in the first quarter 2007, a $149,000, or 2.1 percent, increase from $7,209,000 during the same period in 2006, and a $52,000, or 0.71 percent, increase from the fourth quarter in 2006. During 2006 and into the first quarter of 2007, the Company continued to make significant investment to strengthen its market presence in Lorain and Cuyahoga counties. Full service offices were opened in North Ridgeville in 2006 and southern Elyria in January of 2007. In 2006, a business development office was also opened in Cuyahoga County. In the first quarter of 2007, the Westlake, Ohio loan production office was relocated to Avon, Ohio. Both the Cuyahoga County and Avon offices are staffed with commercial banking and treasury management professionals. In this regard, salaries and employee benefits during the first quarter 2007 increased $245,000 or 6.8 percent, over the same period 2006. Net occupancy expense increased $77,000, or 16.1 percent, over the same period last year. Management continues to place a strong emphasis on control of expenses. Expenses, other than those mentioned above, were lower in comparison to the first quarter of 2006 by 5.5 percent.

    Credit quality continues to be a primary focus of management. The allowance for loan losses at March 31, 2007 was $7,258,000 or 1.17 percent, of outstanding loans, compared to $6,568,000 or 1.12 percent of outstanding loans at March 31, 2006. The provision charged to expense was $383,000 for the three months ended March 31, 2007 compared to $150,000 for the same period 2006. The allowance for loan losses was 43.53 percent and 101.34 percent of nonperforming loans at March 31, 2007 and 2006, respectively. At March 31, 2007, nonperforming loans were $16,675,000, compared to $12,812,000 and $6,481,000 at December 31, 2006 and March 31, 2006 respectively. At the end of the first quarter 2007, the ratios of total nonperforming loans to total portfolio loans and total nonperforming assets to total assets were 2.68 percent and 2.08 percent, respectively, as compared to the 2.04 percent and 1.66 percent, respectively, at year end 2006. The increase since December 31, 2006 was primarily the result of a comprehensive review of all commercial relationships involving amounts greater than $500,000. As of March 31, 2007 management did not identify any indicated losses on the increased balances. The Company's senior management team is aggressively pursuing all options for resolution of these nonperforming loans. Management is confident that these levels will be reduced in the near term. Net charge-offs for the first quarter were $426,000 as compared to $369,000 and $204,000 in the fourth quarter 2006 and in the first quarter 2006, respectively. Net charge-offs (annualized) for the first quarter were 0.27 percent of average portfolio loans, as compared to 0.24 percent in the fourth quarter 2006, and 0.14 percent in the first quarter 2006.

    Total assets at the end of the first quarter 2007 were $852.8 million, an increase of $42.7 million, or 5.3 percent, compared to March 31, 2006 and $1.7 million, or .20 percent compared to December 31, 2006. Total deposits at the end of the first quarter this year were $722.6 million, up from $674.1 million a year ago and $717.3 million at the end of 2006. Total portfolio loans at March 31, 2007 were $621.9 million, up 5.73 percent from March 31, 2006, but down 1.0 percent compared to December 31, 2006.

    About LNB Bancorp, Inc.

    LNB Bancorp, Inc., is an $852.8 million financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank serves customers through 23 retail-banking locations and 26 ATMs in Lorain, eastern Erie and western Cuyahoga counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

    This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Additional Information About the Merger and Where to Find It

    LNB and Morgan will be filing relevant documents concerning the transaction with the Securities and Exchange Commission ("SEC"). LNB has filed with the SEC a registration statement on Form S-4 which includes a proxy statement/prospectus that has been mailed to Morgan's shareholders. Shareholders can also obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about LNB and Morgan, at the SEC's internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Investor Relations, (440) 244-7185, or Morgan Bancorp, Inc., 178 West Streetsboro Street, Hudson, Ohio 44236.

    Shareholders are urged to read the proxy statement/prospectus, and other relevant documents filed with the SEC regarding the proposed transaction when they become available, because they will contain important information.

    The directors and executive officers of LNB and Morgan and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding LNB's directors and executive officers is available in its proxy statement filed with the SEC on March 16, 2007. Information regarding Morgan's directors and executive officers and other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is or will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.



                     Consolidated Balance Sheets

                                      March 31, 2007 December 31, 2006
                                      -------------- -----------------
                                       (unaudited)
                                       (Dollars in thousands except
                                               share amounts)
               ASSETS
Cash and due from Banks                     $22,785           $29,122
Federal funds sold and short-term
 investments                                  4,000                 -
Securities:
   Trading securities                        48,615                 -
   Available for sale, at fair value        110,493           155,810
   Federal Home Loan Bank and Federal
    Reserve Bank Stock                        3,248             3,248
                                      -------------- -----------------
Total securities                            162,356           159,058
                                      -------------- -----------------
Loans:
   Loans held for sale, at fair value         5,981                 -
   Portfolio loans                          621,940           628,333
   Allowance for loan losses                 (7,258)           (7,300)
                                      -------------- -----------------
Net loans                                   620,663           621,033
                                      -------------- -----------------
Bank premises and equipment, net             12,769            12,599
Other real estate owned                       1,073             1,289
Bank owned life insurance                    14,922            14,755
Goodwill and intangible assets, net           3,268             3,157
Accrued interest receivable                   4,169             3,939
Other assets                                  6,836             6,146
                                      -------------- -----------------
Total Assets                               $852,841          $851,098
                                      ============== =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Demand and other noninterest-
    bearing                                 $78,361           $91,216
   Savings, money market and
    interest-bearing demand                 289,432           278,401
   Certificates of deposit                  354,799           347,644
                                      -------------- -----------------
Total deposits                              722,592           717,261
                                      -------------- -----------------
Short-term borrowings                        21,054            22,163
Federal Home Loan Bank advances              32,083            35,086
Accrued interest payable                      3,821             3,698
Accrued taxes, expenses and other
 liabilities                                  4,158             4,193
                                      -------------- -----------------
Total Liabilities                           783,708           782,401
                                      ============== =================
Shareholders' Equity
  Common stock, par value $1 per
   share, authorized 15,000,000
   shares, issued 6,771,867 shares at
   March 31, 2007 and December 31,
   2006                                       6,772             6,772
  Additional paid-in capital                 26,393            26,382
  Retained earnings                          42,915            43,728
  Accumulated other comprehensive
   loss                                        (855)           (2,093)
  Treasury shares at cost, 328,194
   shares at March 31, 2007 and
   December 31, 2006                         (6,092)           (6,092)
                                      -------------- -----------------
Total Shareholders' Equity                   69,133            68,697
                                      -------------- -----------------
Total Liabilities and Shareholders'
 Equity                                    $852,841          $851,098
                                      ============== =================




            Consolidated Statements of Income (unaudited)

                                          Three Months Ended March 31,
                                          ----------------------------

                                               2007          2006
                                          -------------- -------------
                                          (Dollars in thousands except
                                              share and per share
                                                    amounts)
Interest Income
  Loans                                         $11,088       $10,078
  Securities:
   U.S. Government agencies and
    corporations                                  1,564         1,339
   State and political subdivisions                 135           103
   Other debt and equity securities                  55            52
  Federal funds sold and short-term
   investments                                       30            36
                                          -------------- -------------
Total interest income                            12,872        11,608

Interest Expense
  Deposits:
   Certificates of deposit, $100 and over         2,167         1,370
   Other deposits                                 3,314         2,434
  Federal Home Loan Bank advances                   326           400
  Short-term borrowings                             236           201
                                          -------------- -------------
Total interest expense                            6,043         4,405
                                          -------------- -------------
Net Interest Income                               6,829         7,203
Provision for Loan Losses                           383           150
                                          -------------- -------------
    Net interest income after provision
     for loan losses                              6,446         7,053

Noninterest Income
   Investment and trust services                    522           509
   Deposit service charges                        1,082           968
   Other service charges and fees                   506           451
   Income from bank owned life insurance            167           145
   Other income                                      67            46
                                          -------------- -------------
Total fees and other income                       2,344         2,119
   Loss on loans HFS                                (33)            -
   Gain on trading securities                       473             -
   Gains on sale of loans                           184             -
   Gains on sale of other assets, net                21             2
                                          -------------- -------------
Total noninterest income                          2,989         2,121

Noninterest Expense
   Salaries and employee benefits                 3,823         3,578
   Furniture and equipment                          707           737
   Net occupancy                                    555           478
   Outside services                                 355           419
   Marketing and public relations                   262           391
   Supplies, postage and freight                    310           298
   Telecommunications                               188           199
   Ohio Franchise tax                               215           232
   Electronic banking expenses                      189           145
   Loan and collection expense                       94            87
   Other expense                                    660           645
                                          -------------- -------------
Total noninterest expense                         7,358         7,209
                                          -------------- -------------
Income before income tax expense                  2,077         1,965
Income tax expense                                  542           517
                                          -------------- -------------

Net Income                                       $1,535        $1,448
                                          ============== =============
Net Income Per Common Share
   Basic                                          $0.24         $0.22
   Diluted                                         0.24          0.22
   Dividends declared                              0.18          0.18
Average Common Shares Outstanding
   Basic                                      6,443,673     6,504,981
   Diluted                                    6,443,673     6,504,981




                          LNB Bancorp, Inc.
                  Supplemental Financial Information
  (Unaudited - Dollars in thousands except Share and Per Share Data)

                                            Three Months Ended
                                    ----------------------------------
                                    March 31,  December 31, March 31,
                                       2007        2006        2006
                                    ----------------------------------
END OF PERIOD BALANCES
  Assets                             $852,841     $851,098   $810,093
  Deposits                            722,592      717,261    674,056
  Portfolio loans                     621,940      628,333    588,226
  Allowance for loan losses             7,258        7,300      6,568
  Shareholders' equity                 69,133       68,697     67,389

AVERAGE BALANCES
Assets:
  Total assets                       $848,208     $836,812   $804,553
  Earning assets                      792,163      781,103    751,537
  Securities                          158,932      159,523    158,027
  Portfolio loans                     630,814      621,580    589,888
Liabilities and shareholders'
 equity:
  Total deposits                     $715,624     $699,008   $661,204
  Interest bearing deposits           634,150      617,436    573,542
  Interest bearing liabilities        689,319      678,336    642,058
  Total shareholders' equity           69,309       69,590     69,339

INCOME STATEMENT
  Net interest income                  $6,829       $6,888     $7,203
  Net interest income-FTE (1)           6,918        6,977      7,251
  Provision for loan losses               383        1,365        150
  Noninterest income                    2,989        2,800      2,121
  Noninterest expense                   7,358        7,306      7,209
  Taxes                                   542           99        517
----------------------------------------------------------------------
  Net income                            1,535          918      1,448
----------------------------------------------------------------------
  Total revenue                         9,818        9,688      9,324

PER SHARE DATA
  Basic net income per common share     $0.24        $0.14      $0.22
  Diluted net income per common
   share                                 0.24         0.14       0.22
  Cash dividends per common share        0.18         0.18       0.18
  Basic average common shares
   outstanding                      6,443,673    6,443,673  6,504,981
  Diluted average common shares
   outstanding                      6,443,673    6,443,684  6,504,981

KEY RATIOS
  Return on average assets               0.73%        0.44%      0.73%
  Return on average common equity        8.98%        5.23%      8.47%
  Efficiency ratio                      74.27%       74.73%     76.92%
  Noninterest expense to average
   assets                                3.52%        3.46%      3.63%
  Average equity to average assets       8.17%        8.32%      8.62%
  Net interest margin                    3.50%        3.50%      3.89%
  Net interest margin (FTE) (1)          3.54%        3.54%      3.91%

ASSET QUALITY
  Nonperforming loans                 $16,675      $12,812     $6,481
  Other real estate owned               1,073        1,289        608
  Total nonperforming assets           17,748       14,101      7,089
  Net Charge Offs                         426          369        204
  Total nonperforming loans to
   total loans                           2.68%        2.04%      1.10%
  Total nonperforming assets to
   total assets                          2.08%        1.66%      0.88%
  Net charge-offs to average loans       0.27%        0.24%      0.14%
  Allowance for loan losses              1.17%        1.16%      1.12%
  Allowance to nonperforming loans      43.53%       56.98%    101.34%


(1) FTE -- fully tax equivalent at 34% tax rate

    CONTACT: For LNB Bancorp, Inc.
             W. John Fuller, 216-978-7643